UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 31, 2006

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

211 Mount Airy Road
Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On December 31, 2006, management of the Company committed to a restructuring plan (the “plan”) to further reduce headcount in the Europe, Middle East and Africa (“EMEA”) region and to close or consolidate certain office facilities primarily in the United States. The plan represents a portion of the previously-announced fiscal 2007 restructuring actions to optimize the Company’s cost structure and improve its skill base.  As a result, the Company will record a charge of approximately $10 million in the first quarter of fiscal 2007. These charges will be partially offset by favorable adjustments resulting from changes in estimates related to prior restructuring actions.

These workforce reductions in EMEA consist of approximately 40 positions across various business functions and are expected to be completed by the end of the second quarter of fiscal 2007.  The majority of severance payments, which aggregate approximately $6 million, will be paid by the end of fiscal 2007. The final severance amounts for these actions could increase based on final negotiations with the Works Councils and employees.

The costs to close or consolidate certain office facilities totaled approximately $4 million and represent lease termination obligations, net of estimated sublease income.  There are no incremental future cash expenditures associated with these obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: January 8, 2007	By:	/s/ Amarnath K. Pai
		Name:	Amarnath K. Pai
		Title:	Vice President, Finance Operations and Corporate
Controller (Principal Accounting Officer)